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                                                                 Exhibit 99.B(j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Post-Effective Amendment No.28 to the Registration Statement under the Securities Act of 1933 (File No. 33-22821) on Form N-1A of our report dated October 30, 1998 on our audit of the financial statements and financial highlights of the SEI Institutional International Trust (formerly, "SEI International Trust"), which report is included in the Annual Report to Shareholders for the seven-month period ended September 30, 1998. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectus and "Experts" and "Financial Statements" in the Statement of Additional Information.


/S/PRICEWATERHOUSECOOPERS LLP
-----------------------------
PricewaterhouseCoopers LLP


2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 26, 1998